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                                                                   EXHIBIT 10.20


                               SUBLEASE AGREEMENT


         THIS SUBLEASE, by and between Griffin & Reed Eye Care, Inc., a California corporation ("Lessor"), and Vista Laser Centers of the Pacific, Inc., a Nevada corporation, ("Lessee"), is entered into effective as of July 1, 1996.

IT IS HEREBY AGREED AS FOLLOWS:

         1. DESCRIPTION. Lessor does hereby sublease to Lessee and Lessee does hereby sublease from Lessor under the terms and conditions hereinafter set forth the office space situated in the office building owned by an affiliate of the Lessor located at 651 Fulton Avenue, Sacramento, California. Said office space has an area of approximately 620 square feet.

         2. TERM. The term of the within sublease shall be nonth-to-month until the Lessee completes its initial public offering (the "IPO"), after which date this Sublease shall have a term of an additional three (3) years. This Sublease shall be automatically renewed for additional periods of two (2) years, unless terminated. Prior to the IPO, either party may terminate this sublease without cause at any time by giving the other party at least thirty (30) days prior written notice. After the IPO, the Lessor may not terminate this Sublease without cause and the Lessee may terminate this Sublease without cause upon six
(6) months prior written notice.

         3. RENT. Rent for the subleased space shall be $1.83 per square foot per month, or $1,134.60 per month, including full service and all costs.

         4. MAINTENANCE AND REPAIRS. Lessee shall be solely responsible for repairs and maintenance originating within the inside perimeter of the subleased premises. Lessor shall be responsible for such repairs and maintenance originating elsewhere.

         5. USE OF PREMISES. Lessee shall use the demised premises for only refractive surgery services, conducted through employed or contracted personnel duly licensed by the State of California, together with all ancillary services related to refractive surgery.

         6. ALTERATIONS. Lessee shall not make any alterations of said subleased premises without the written consent of Lessor. Any additions to or alterations of said premises shall become at once a part of the realty and belong to Lessor at the termination of this Sublease. Lessee shall keep demised premises free from any liens arising out of any work performed, material furnished or obligations incurred by Lessee.

         7. INDEMNITY. Lessee hereby agrees to indemnify Lessor against and hold Lessor harmless from any and all claims or demands for loss of or damage to property or for injury or death to any person from any cause whatsoever while in, upon or about demised premises or the sidewalks adjacent thereto during the term of this Sublease or any extension thereof, provided, however, that this covenant shall not apply to injury to person or property resulting from acts of Lessor, its agents, or employees while in or on the subleased premises. Lessee
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SUBLEASE - PAGE 2


agrees to obtain and maintain with a reputable insurance company at its sole cost and expense, public liability insurance against property damage or personal injury growing out of use of or occurring on or about the subleased premises, with liability limits acceptable to Lessor.

         8. ENTRY AND INSPECTION. The Lessee shall permit Lessor and its agents to enter the subleased premises at all reasonable times

         9. ASSIGNMENT AND SUBLETTING. Lessee shall not assign this Sublease or any interest therein and shall not sublet the premises or any part thereof or any right or privilege appurtenant thereto, without written consent of Lessor. Lessor has sole right to terminate this Sublease with thirty (30) days notice if notified in writing of any proposed or actual sublease by Lessee to another party.

         10. DESTRUCTION OF PREMISES. In the event of a partial destruction of the premises during said term, from any cause, Lessor shall forthwith repair the same. However, in the event of partial or total destruction of the premises, this Sublease may be terminated at the option of either party.

         11. LAWS AND REGULATIONS. Lessee at his own cost and expenses shall comply with all laws, rules and orders of all federal, state and municipal governments, or departments, which may be applicable to the subleased premises and to Lessee's staff using said premises, including professional licensure.

         12. SERVICE INTERRUPTION. Lessor shall not be liable to Lessee for service interruption, including utility service interruption, whether occurring by reason of earthquake, fire, flood, accident or any other reason.

         13. HOLDING OVER. Any holding over after expiration of the said term with the consent of Lessor shall be so construed to be a tenancy from month-to-month at the then monthly rental, and shall otherwise be on the terms and conditions herein specified so far as applicable.

         14. SUBORDINATION. Lessee agrees that this Sublease shall be subordinate to any mortgages or deed of trust in the nature of mortgages that may hereafter be placed upon the premises.

         15. COMPETITIVE COVENANT. So long as Lessee is occupying the premises herein subleased and is not in default under this Sublease or any renewal thereof, Lessor covenants that no space in the suite of which the subleased premises are a part will be rented, leased, or occupied by any individual or organization offering refractive surgery and associated services which are not in competition with Lessee.

         16. NOTICES. All notices to be given to Lessee by Lessor may be given in writing personally or depositing the same in the United States Mail, postage prepaid, and addressed to:
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SUBLEASE - PAGE 3



                  David P. Bates III, President
                  Vista Laser Centers of the Pacific, Inc.
                  14895 East 14th Street, Suite 400
                  San Leandro, CA 94578

All notices to be given to Lessor by Lessee may be given in writing personally or depositing the same in the United States Mail, postage prepaid, and addressed to:

                  Dr. J. Robert Griffin
                  Griffin & Reed Eye Care, Inc.
                  651 Fulton Avenue
                  Sacramento, CA  95825



         IN WITNESS WHEREOF, Lessor and Lessee have executed this Sublease, effective as of the day and year first above written.


GRIFFIN & REED EYE CARE, INC.                VISTA LASER CENTERS OF THE
Lessor                                  PACIFIC, INC.
                                        Lessee


By:________________________________          By:____________________________
   J. Robert Griffin, President              David P. Bates III, President